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                                                                    EXHIBIT 10.6


                                November 9, 1994



Gordon W. Duff, Ph.D., FRCP                 PERSONAL & CONFIDENTIAL
Sheffield S10 3BZ

        Re:  Joint Project

Dear Professor Duff:

        The purpose of this letter is to outline the terms and conditions which our company and you will be working together. We each agree as follows:

        1) The purpose of the project is set forth in Exhibit A to the Mutual Nondisclosure Agreement ("Nondisclosure Agreement") signed by us on October 19, 1994. Both parties agree to be bound by the terms and conditions of that agreement, and will not disclose the details without the prior written consent of the other party. The Nondisclosure Agreement is incorporated herein by this reference.

        2) MSS has provided and will be responsible to handle and provide for the project, at its cost:

               (a) the research concept and product concept idea set forth in the Nondisclosure Agreement.

               (b)    patent analysis and strategy

               (c) expertise in the selection of patients who are most likely to be valuable in the project and access to the patient population.

               (d) conducting a four month clinical trial for the collection of patient samples and clinical data on a minimum of 150 patients in three groups of 50 patients each;

               (e) conduct a Simulated Biology ("Sim Bio") discovery research project over a 4 month period to construct a computer biologic model to incorporate the genetic markers.




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* Confidential Treatment requested.
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Gordon W. Duff, Ph.D., FRCP
November 9, 1994
Page 2

               (f) interpretation of how the resulting research data may apply to periodontal diseases;

               (g) handle all patent filings in the United States or Worldwide.

               (h) attempt to transfer the research findings into a practical diagnostic or other product;

               (i) at MSS election, testing of the potential diagnostic or other product in a small clinical trial to establish "proof of principle".

               (j) handle the negotiations and contracts for the sale, license, further development or other business arrangement with a company for product development, commercialization and/or marketing.

        You will be responsible to handle and provide for the project, at your cost:

               (a) Resources for the genetic analysis of the standard set of markers of our samples and in interpretation of the results. We would provide you with a minimum of fifty (50) patients in each of the three groups, so you would have a minimum of one hundred fifty (150) samples. The maximum number of samples that you will be required to analyze from each group is one hundred
(100) samples per group or three hundred (300) total. The specifics will be set forth in Schedule A ;

        3) The Project plan with relevant time tables and deliverable due dates for each of us are set forth in Schedule A.

        4) The economic sharing on the project would be as follows:

               (a) [ * ].

        5) Our organization would handle the negotiations and sale, license, or other disposition of any inventions and discoveries. We would have the authority to negotiate and be bound both of us to a business arrangement that would bring a minimum of $500,000.00 paid


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Gordon W. Duff, Ph.D., FRCP
November 9, 1994
Page 3

over a 5 year period. If an offer came in that was below that amount, we would need to mutually agree on the arrangement.

        6) As part of this arrangement, we will each be exchanging information that is either confidential and/or non-public information. We will each continue to own our respective separate data and we would agree not to use the other party's data without the permission of the party. All joint data and/or results and any insights derived, including insights into the use of the new data or results outside the scope of the current purpose of this project shall be documented during and at the end of the project. As to joint data or results coming from the clinical or laboratory analysis called for under this project, or insights derived during the collaboration, we would each have the right to use any such jointly developed data in any manner including another project, only with the written approval and agreement of the other party. Neither of us would publish or make presentations in any public forum as to joint data developed without the permission of the other. Both parties will be authors on any publications of the joint data. Primary authorship of joint data will be determined by mutual agreement depending upon the particular focus of the manuscript. Both of us recognize that this is a commercial venture and the need for secrecy is of paramount importance to secure legal protection of the data and results and device or product coming therefrom, and to secure a product development business arrangement.

        7) The parties agree that this arrangement is a mutually exclusive arrangement so that neither of us would perform or be involved in any other genetic research in the oral care area during the project. Additionally, you agree not to conduct or be involved in any genetic research for periodontal disease or dental caries without MSS written consent for a period of 5 years from the date of this Agreement.

        8) It is the intent of the parties to collaborate on future projects of oral manifestations of systemic conditions or in other disease areas where the application of our respective technologies and know-how can be applied in a commercial venture. The parties agree to negotiate in good faith the terms and conditions of such future venture(s) based upon tangible and intangible contributions to the project.

        9) Termination of Agreement. This Agreement shall immediately be deemed terminated upon the occurrence of the following:

               (a)    Mutual Consent:  Upon the mutual agreement of all parties.

               (b)    Death. Upon your death.


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Gordon W. Duff, Ph.D., FRCP
November 9, 1994
Page 4

               (c) Cause. Should either party materially breach their obligations under this Agreement after a thirty (30) day notice and cure period. Notwithstanding termination of this Agreement, the provisions of Section 1, 4, 5, 6 and 7 shall survive the termination.

        10) This letter is intended to constitute a binding letter agreement on all parties. All parties agree to cooperate with each other and execute any and all legal documents reasonably necessary or appropriate to carry out the intent of this agreement.

        11) This agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussion and preliminary agreements, if any.

        12) This agreement shall not be modified or amended except in writing signed by you and a duly empowered officer of the Company.

        13) This agreement shall be construed under and governed in accordance with, the laws of the State of California.

        14) Except as otherwise provided in this Agreement, the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto, their personal representatives, heirs, executives, administrators, successors and/or permitted assigns.

        15) Neither this Agreement nor the rights, duties or obligations arising hereunder shall be assignable by either of us.



                                      Sincerely,

                                      MEDICAL SCIENCE SYSTEMS



                                      By:
                                         --------------------------------------
                                               PAUL J. WHITE
                                               Chief Executive Officer

THE UNDERSIGNED AGREES TO ALL TERMS AND CONDITIONS SET FORTH IN THIS LETTER


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Gordon W. Duff, Ph.D., FRCP
November 9, 1994
Page 5

Dated:  _______________________________
        Professor Gordon W. Duff

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Gordon W. Duff, Ph.D., FRCP
November 9, 1994
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        SCHEDULE A
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